EMPLOYMENT AGREEMENT


         THIS AGREEMENT entered into this ____ day of ________________, 1998, by and between BETZDEARBORN INC., a Pennsylvania corporation (hereinafter called the "Company") and ______________________________, an individual residing at __________________________ (hereinafter called the "Employee").


                              W I T N E S S E T H:


         [WHEREAS, the Company desires to have the benefit of Employee's knowledge and experience in the affairs of the Company;

         WHEREAS, the Employee desires to be employed by the Company upon the terms and conditions hereinafter set forth

         Or

         WHEREAS, the Employee is presently employed by the Company in an executive capacity and the Company desires to encourage such continued employment by providing certain protections for the Employee and by extending and entering into this Agreement with the Employee, and by granting the Employee certain stock options, in return for which the Employee agrees to continue to be employed by the Company on the terms set forth herein and refrain from certain competitive activity.]

         NOW, THEREFORE, and in consideration of the mutual covenants herein contained, the Company and the Employee hereby mutually agree as follows:

         1. Employment and Duties. The Company hereby employs the Employee and the Employee hereby accepts employment with the Company upon the terms and conditions hereinafter set forth. [The Employee represents and warrants that his acceptance of employment with the Company has not breached, and the performance of duties hereunder will not breach, any duty owed to any prior employer or other entity, nor will the Employee's duties be restricted in any manner by any such duty.] The Employee shall serve the Company in an executive capacity as an employee of the Company and the Employee shall perform all duties and accept all responsibilities incidental to such position (or with respect to periods prior to or more than two years following a Change of Control (as defined in Section
6), such other position as may be assigned to the Employee during the term of this Agreement by the Board of Directors of the Company (the "Board of Directors") or its chief executive officer or any other officer as directed by the Company), and the Employee shall cooperate fully with the


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


Board of Directors, the Company's chief executive officer and the Company's vice presidents. In such capacity, the Employee shall have all powers, duties, and obligations as are customarily associated with Employee's position with the Company. The Employee shall devote his best efforts, all of his skills, business time, and business attention solely and exclusively to said position and in furtherance of the business and interests of the Company except for

                  (a) time spent in managing his personal, financial and legal affairs and serving on corporate, civic or charitable boards or committees, in each case only if and to the extent not interfering with the performance of such responsibilities, and

                  (b) periods of vacation to which he is entitled and periods of approved leave of absence.

It is expressly understood and agreed that the Employee's continuing to serve on any boards and committees on which he is serving or with which he is otherwise associated immediately preceding the date hereof, or his service on any other boards and committees of which the Company has been notified in writing and does not object, in writing, within thirty (30) days after receipt of such notice, shall not be deemed to interfere with the performance of the Employee's services to the Company.

         2. Term of Employment. This Agreement shall be effective upon execution by both parties. The term of this Agreement (the "Term") shall begin, or be deemed to have begun, on _____________ (the "Effective Date"). It shall continue through the five-year period ending on the day before the fifth anniversary date of the Effective Date, subject, however, to prior termination as herein provided. In the event of a Change of Control (as defined in Section 6), the Term of this Agreement shall not expire before the second anniversary of the date of the Change of Control, subject, however, to prior termination as herein provided.

         3. Base Salary. For services hereunder, the Employee shall receive an initial annual base salary (the "Base Salary") of $_________________, less withholding required by law or agreed to by the Employee, which Base Salary may be increased, but not decreased, by the Company during the Term of this Agreement. In the event that the Company increases the Employee's initial Base Salary, the amount of the initial Base Salary, together with any increase(s), shall be his Base Salary. The Base Salary shall be payable in equal installments, no less frequently than monthly, in accordance with the Company's regular payroll practices.

         4. Bonus. In addition to Base Salary, the Company may during the Term of this Agreement, pay the Employee incentive bonus payments in the sole discretion of the Board of Directors or the compensation committee of the Board of Directors.

         5. Fringe Benefits. The Company shall further provide the Employee with all health and life insurance coverages, sick leave and disability programs, tax-qualified retirement plans, stock option plans, paid holidays and vacations, expense reimbursement policies, moving and relocation policies, perquisites, and such other fringe benefits of employment as the Company may generally provide from time to time to actively employed senior executives of the Company who are similarly situated. Notwithstanding the preceding provisions of this Section 5, during the Term of this Agreement (including extensions thereof) the Company shall provide the Employee with;

                  (a) reimbursement for all reasonable expenses incurred by the Employee in connection with the conduct of the Company's business on presentation of reasonable and appropriate receipts and in accordance with the Company's regular reimbursement policy applicable to senior executives; and

                  (b) a minimum of four (4) weeks of paid vacation per year.

         6. Termination of Employment.

                  (a) Termination of Employment Other Than by Employee. The Employee's employment hereunder may be terminated by the Company without any breach of this Agreement under the following circumstances:

                           (1) Death or Disability. The Employee's employment
                  hereunder shall terminate upon his death, and may be terminated by the Company in the event of his Disability. For purposes of this Agreement, "Disability" means in the judgment of the Board of Directors, the inability, after any reasonable accommodation required by law, of the Employee due to illness, accident, or otherwise, to perform his duties for a period of at least one hundred eighty (180) consecutive days, provided that the Employee does not return to work on a substantially full-time basis within thirty (30) days after Notice of Termination is given by the Company pursuant to the provisions of Sections 6(d) and 6(e)(2). The Employee agrees, in the event of any dispute under this Section 6(a)(1) and if requested by the Company, to submit to a physical examination by a licensed physician selected by the Company, the cost of such examination to be paid by the Company. This Section will be interpreted and applied so as to comply with the provisions of the Americans with Disabilities Act and any applicable state or local laws.

                           (2) Cause. The Company may terminate the Employee's
                  employment hereunder for Cause. For purposes of this Agreement, the Company shall have "Cause" to terminate the Employee's employment hereunder only upon:

                                    (A) Commission by the Employee of a felony;

                                    (B) Commission by the Employee of any crime
                           involving moral turpitude;

                                    (C) Commission by the Employee of any
                           material act of fraud or bad faith toward the Company;

                                    (D) Misappropriation by the Employee of any
                           funds, property or rights of the Company;

                                    (E) The Employee's willful or continued
                           neglect (other than for reason of incapacity during physical or mental illness) of his material duties hereunder, provided, however, that during the period commencing on a Change of Control and for two years thereafter (the "Change of Control Period"), the Employee has been provided with written reasonable notice of such neglect by the Board of Directors or the Company's chief executive officer and is provided with a reasonable opportunity of not less than thirty
                           (30) days to cure such neglect;

                                    (F) The Employee's habitual insobriety or
                           substance abuse;

                                    (G) The Employee's entering into any
                           transaction or contractual relationship with, or diversion of business opportunity from, the Company (other than on behalf of the Company or with the prior written consent of the Board of Directors);

                                    (H) Breach by the Employee of the covenants
                           contained in Sections 10, 11 or 12; or

                                    (I) Prior to a Change of Control, the
                           Employee materially violates the Company's statement of Core Values as it currently exists or as it changes from time to time, a copy of which the Employee acknowledges having received, read and understood prior to the execution of this Agreement.

                           (3) Without Cause. The Board of Directors or the
                  Company's chief executive officer may terminate the Employee's employment with the Company at any time without cause.

                  (b) Voluntary Resignation by Employee. The Employee may terminate his employment at any time.

                  (c) Termination by Employee for Good Reason. Without limiting the ability of the Employee to terminate his employment pursuant to
         Section 6(b) hereof, within the Change of Control Period, the Employee may also terminate his employment for Good Reason. However, he shall be deemed to have terminated his employment for "Good Reason" only if he terminates his employment within the Change of Control Period by giving Notice of Termination pursuant to Sections 6(d) and 6(e)(3) within one hundred eighty (180) days after the Employee has actual notice of the occurrence of any of the following events (provided the Company does not cure such event on a retroactive basis to the extent possible within ten (10) days following its receipt of the Employee's Notice of Termination):

                           (1) The Employee's title, position, authority or
                  responsibilities (including reporting responsibilities and authority) are changed in a materially adverse manner.

                           (2) The Employee's Base Salary is reduced for any
                  reason other than in connection with the termination of his employment.

                           (3) For any reason other than in connection with the
                  termination of the Employee's employment, the Company materially reduces any fringe benefit provided to the Employee under Section 5, below the level of such fringe benefit provided generally other actively employed similarly situated Employees of the Company, unless the Company agrees to fully compensate the Employee for any such material reduction.

                           (4) A transfer of the Employee, without the
                  Employee's express written consent, to a location which is outside the general metropolitan area in which the Employee's principal place of business immediately preceding such transfer is located, or which has a commuting distance greater than the greater of thirty (30) miles or the distance of the Employee's previous commute.

                           (5) The Company otherwise materially breaches or is
                  unable to perform its obligations under this Agreement.

                           (6) In the event of the sale of substantially all the
                  assets of the Company or the merger, consolidation, or combination of the Company with another entity, the failure of the purchaser of such assets or the survivor corporation of such merger, consolidation or combination to assume the obligations of the Company hereunder.

                  (d) Notice of Termination. Any termination of the Employee's employment by the Company hereunder, or by the Employee other than termination upon the

         Employee's death, shall be communicated by written Notice of Termination to the other party. For purposes of this Agreement, a "Notice of Termination" means a notice which during the Change of Control Period shall indicate the specific termination provision in this Agreement relied upon, and shall set forth in reasonable detail the facts and circumstances claimed to provide a basis for termination of the Employee's employment under the provision so indicated. The failure by the Employee to set forth in the Notice of Termination any fact or circumstance which contributes to a showing of Good Reason shall not waive any right of the Employee hereunder or preclude the Employee from asserting such fact or circumstance in enforcing his rights hereunder. During any time not constituting the Change of Control Period, the failure of the Company to indicate in the Notice of Termination the specific termination provision in the Agreement relied upon and to include reasonable detail of the facts and circumstances claimed to provide the basis for termination shall not waive the right of the Company to show that the Employee was terminated for Cause or for Disability.

                  (e) Date of Termination.  "Date of Termination" means:

                           (1) If the Employee's employment is terminated by his
                  death, the date of his death.

                           (2) If the Employee's employment is terminated by the
                  Company as a result of Disability pursuant to Section 6(a)(1), the date that is thirty (30) days after Notice of Termination is given; provided the Employee shall not have returned to the performance of his duties on a full-time basis during such thirty (30) day period.

                           (3) If the Employee terminates his employment for
                  Good Reason pursuant to Section 6(c) the date that is ten (10) days after Notice of Termination is given (provided that the Company does not cure such event during the ten (10) day period).

                           (4) If the Employee terminates his employment other
                  than for Good Reason, the date that is thirty (30) days after Notice of Termination is given; provided, in the sole discretion of the Company, such date may be any earlier date after Notice of Termination is given.

                           (5) If the Employee's employment is terminated by the
                  Company either for Cause pursuant to Section 6(a)(2) or other than for Cause, the date on which the Notice of Termination is given.

                  (f) Change of Control. As used in this Agreement, "Change of Control" means:

                           (1) the acquisition by any individual, entity or
                  group (within the meaning of Section 13(d)(3) or 14(d)(2) of the Securities Exchange Act of 1934, as amended (the "Exchange Act")) (a "Person") of beneficial ownership (within the meaning of Rule 13d-3 promulgated under the Exchange Act) of voting securities of the corporation where such acquisition causes such person to own 20% or more of the combined voting power of the then outstanding voting securities of the Company entitled to vote generally in the election of directors (the "Outstanding Company Voting Securities"); provided, however, that for purposes of this Subsection (1), the following acquisitions shall not be deemed to result in a Change of
                  Control: (i) any acquisition directly from the Company, (ii) any acquisition by the Company, (iii) any acquisition by any employee benefit plan (or related trust) sponsored or maintained by the Company or any corporation controlled by the Company or (iv) any acquisition by any corporation pursuant to a transaction that complies with clauses (i), (ii) and (iii) of Subsection (3) below; and provided, further, that if any Person's beneficial ownership of the Outstanding Company Voting Securities reaches or exceeds twenty percent (20%) as a result of a transaction described in clause (i) or (ii) above, and such Person subsequently acquires beneficial ownership of additional voting securities of the Company, such subsequent acquisition shall be treated as an acquisition that causes such Person to own twenty percent (20%) or more of the Outstanding Company Voting Securities; or

                           (2) individuals who as of the date hereof, constitute
                  the Board of Directors (the "Incumbent Board") cease for any reason to constitute at least a majority of the Board; provided, however, that any individual becoming a director subsequent to the date hereof whose election, or nomination for election by the Company's shareholders, was approved by a vote of at least two-thirds of the directors then comprising the Incumbent Board shall be considered as though such individual were a member of the Incumbent Board, but excluding, for this purpose, any such individual whose initial assumption of office occurs as a result of an actual or threatened election contest with respect to the election or removal of directors or other actual or threatened solicitation of proxies or consents by or on behalf of a Person other than the Board of Directors; or

                           (3) the approval by the shareholders of the Company
                  of a reorganization, merger or consolidation or sale or other disposition of all or substantially all of the assets of the Company ("Business Combination") or, if consummation of such Business Combination is subject, at the time of such approval by shareholders, to the consent of any government or governmental agency, the obtaining of such consent (either explicitly or implicitly by consummation); excluding, however, such a Business Combination pursuant to which (i) all or substantially all of the individuals and entities who were the beneficial owners of the Outstanding Company Voting Securities immediately prior to such Business Combination beneficially own, directly or indirectly, more than sixty percent (60%) of, respectively, the then outstanding shares of common stock and the combined voting power of the then outstanding voting securities entitled to vote generally in the election of directors, as the case may be, of the corporation resulting from such Business Combination (including, without limitation, a corporation that as a result of such transaction owns the Company or all or substantially all of the Company's assets either directly or through one or more subsidiaries) in substantially the same proportions as their ownership, immediately prior to such Business Combination of the Outstanding Company Voting Securities, (ii) no Person (excluding any employee benefit plan (or related trust) of the Company or such corporation resulting from such Business Combination) beneficially owns, directly or indirectly, twenty percent (20%) or more of, respectively, the then outstanding shares of common stock of the corporation resulting from such Business Combination or the combined voting power of the then outstanding voting securities of such corporation except to the extent that such ownership existed prior to the Business Combination and (iii) at least a majority of the members of the board of directors of the corporation resulting from such Business Combination were members of the Incumbent Board at the time of the execution of the initial agreement, or of the action of the Board of Directors, providing for such Business Combination; or

                           (4) approval by the shareholders of the Company of a
                  complete liquidation or dissolution of the Company.

                  Notwithstanding the foregoing, no Change of Control shall be deemed to have occurred for purposes of this Agreement by reason of any actions or events in which the Employee participates in a capacity other than in his capacity as Employee (or as a director of the Company or a subsidiary thereof, where applicable).

         7. Amounts Payable Upon Termination of Employment or During Disability. Upon termination of the Employee's employment with the Company during the Term, the Company shall have the following obligations, provided, however, that any item paid or payable under this Agreement shall be reduced by any amount paid or payable to the Employee and the Employee's family with respect to the same type of payment under the any Company-sponsored severance plan or as unemployment compensation. For purpose of computing this reduction, if some payments are made in a lump sum and others are made over time, any payment made over time shall be discounted to present value using an interest rate of seven and one-quarter percent (7.25%) per annum, before calculating any reduction under this Agreement for any amount paid or payable to the Employee and the Employee's family under any Company-sponsored severance plan or as unemployment compensation.

                  (a) Death. If the Employee's employment is terminated by his death, the Employee's beneficiary (as designated by the Employee in writing with the Company prior to his death) shall be entitled to (i) any Accrued Obligations then owing to the Employee or his beneficiary
         (ii) two months Base Salary and (iii) if and when incentive bonuses are paid for the fiscal year in which the Employee's date of death occurred, a pro rata incentive bonus payment based on the target percentage applicable to the Employee's employment grade as of the Date of Termination. In addition, all Company stock option awards then held by the Employee which would have become vested within the two year period following the date of the Employee's death, shall be and become vested as of the date of his death and shares of restricted stock then held in the name of the Employee shall remain in the name of the Employee (or his beneficiary) for a period of two years following the date of the Employee's death and shall become vested during such period at such times and in such proportions that such shares would otherwise have become vested had the Employee remained in the employ of the Company for such period. After the expiration of such two-year period, any such shares of restricted stock that are not then vested shall be forfeited. If the Employee's designated beneficiary does not survive the Employee, benefits described in this Section 7(a) shall be paid to the Employee's estate. As used in this Agreement, the term "Accrued Obligations" means (i) the Employee's accrued and unpaid Base Salary and accrued and unused vacation pay through the Date of Termination,
         (ii) any compensation previously deferred by the Employee (together with any accrued earnings thereon) and not yet paid by the Company and any accrued vacation pay for the current year not yet paid by the Company, (iii) any amounts or benefits owing to the Employee or to the Employee's beneficiaries under the then applicable employee benefit plans or policies of the Company and (iv) any amounts owing to the Employee for reimbursement of expenses properly incurred by the Employee prior to the Date of Termination and which are reimbursable in accordance with the reimbursement policy of the Company.

                  (b) Disability.

                           (1) During any period that the Employee fails to
                  perform his duties hereunder as a result of incapacity due to physical or mental illness ("Disability Period"), the Employee shall continue to receive his Base Salary at the rate then in effect for such period until his employment is terminated pursuant to Section 6(a)(1); provided, however, that payments of Base Salary shall be reduced by any amount payable to the Employee under any disability benefit plan or plans of the Company for the same period of time.

                           (2) Upon his termination of employment because of
                  Disability (as described in Section 6(a)(1)), the Employee shall be entitled to (i) any Accrued Obligations then owing to the Employee as of the Date of Termination and (ii) if and when incentive bonuses are paid for the fiscal year in which the Employee's Date of Termination occurred, a pro rata incentive bonus payment based on the target percentage applicable to the Employee's employment grade as of the Date of Termination. In addition, all Company stock option awards then held by the Employee which would have become vested within the two year period following the Date of Termination, shall be and become vested as of the Date of Termination and shares of restricted stock then held in the name of the Employee shall remain in the name of the Employee for a period of two years following the Date of Termination and shall become vested during such period at such times and in such proportions that such shares would otherwise have become vested had the Employee remained in the employ of the Company for such period. After the expiration of such two-year period, any such shares of restricted stock that are not then vested shall be forfeited. In the event of the Employee's death prior to the time that all payments described in this Section 7(b) have been completed, such payments and benefits shall be paid to the Employee's beneficiary (as designated pursuant to Section 7(a)), or, in the absence of a beneficiary designation of the designated beneficiary does not survive the Employee, to the Employee's estate.

                  (c) Termination by Company without Cause, or Termination by Employee for Good Reason. In the event that the Company terminates the Employee's employment without Cause or the Employee terminates his employment for Good Reason within the Change of Control Period, the Employee shall be entitled to the following payments and benefits:

                           (1) All Accrued Obligations.

                           (2) If the Date of Termination occurs during a period
                  not constituting a Change of Control Period;

                                    (i) an amount equal to two (2) years of the
                           Base Salary applicable to the Employee on the Date of Termination, payable in twenty-four (24) equal, consecutive monthly payments, commencing no later than thirty (30) days following the Date of Termination; and

                                    (ii) in each of the next two (2) fiscal
                           years ending after the Date of Termination, if an incentive bonus is paid for such fiscal year, an incentive bonus for such fiscal year based on the nondiscretionary component of the target incentive bonus determined using the Employee's Base Salary and the target percentage applicable to employees in the same employment grade as the Employee as of the Date of Termination.


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

                           (3) If the Date of Termination occurs within the
                  Change of Control Period, a lump sum cash payment payable no later than thirty (30) days after the Date of Termination, equal to three (3) times the sum of

                                    (i) the Base Salary applicable to the
                           Employee on the Date of Termination (or if greater, as of the date on which occurred an event giving rise to a termination for Good Reason), and

                                    (ii) the greater of:

                                            (A) the incentive bonus that would
                                    have been payable for the fiscal year which includes the Date of Termination under the incentive bonus program in effect as of the date of the Change of Control, based on the target percentage applicable to employees in the same employment grade as the Employee and his Base Salary as of the Date of Termination (or if greater, as of the date on which occurred an event giving rise to a termination for Good Reason), and

                                            (B) the average of the incentive
                                    bonuses paid to the Employee by the Company during the three (3) most recent fiscal years of the Company ending prior to the Date or Termination (or such shorter period during which the Employee was employed by the Company).

                           (4) The Employee, his spouse and their eligible
                  dependents (as defined in the applicable plan), as the case may be, shall be entitled to participate in all Company sponsored welfare benefit plans and programs for a period equal to two (2) years after the Date of Termination (or if the Date of Termination occurs within the Change of Control Period, three (3) years after the Date of Termination), at the same cost to the Employee and his eligible dependents as charged to similarly situated active employees and their dependents, provided that the applicable plans provide for such continued participation. If the Date of Termination is within the Change of Control Period, the Company shall pay to the Employee within thirty (30) days following the Date of Termination, an amount equal to three times the annualized cost of any such benefits which cannot be provided to the Employee and/or his eligible dependents pursuant to the terms of such plans.

                           (5) if the Date of Termination is within the Change
                  of Control Period, all Company stock option awards then held by the Employee shall be and become vested and exercisable for the post termination exercise period set forth in the award and all restrictions on shares of restricted stock then held in the name of the Employee shall be waived and such shares shall be and become immediately vested.

                           (6) if the Date of Termination is not within the
                  Change of Control Period, all Company stock option awards then held by the Employee which would have become vested within the two year period following the Date of Termination, shall be and become vested as of the Date of Termination and shares of restricted stock then held in the name of the Employee shall remain in the name of the Employee for a period of two years following the Date of Termination and shall become vested during such period at such times and in such proportions that such shares would otherwise have become vested had the Employee remained in the employ of the Company for such period. After the expiration of such two-year period, any such shares of restricted stock that are not then vested shall be forfeited.

                           (7) a cash amount equal to the present value,
                  calculated using an interest rate of seven and one-quarter percent (7.25%) per annum, of the difference between

                                    (I) the lump sum value of the retirement
                           benefits that would have been payable or available to the Employee under any defined benefit retirement plan intended to meet the requirements of Section 401(a) of the Internal Revenue Code (a "Qualified Plan"), under any nonqualified defined benefit retirement plan (a "Nonqualified Plan"), maintained by the Company or an affiliated company based on the age and service the Employee would have attained or completed had the Employee continued in the Company's employ until the expiration of the second anniversary of the Date of Termination (or if the Date of Termination occurs within the Change of Control Period, until the expiration of the third anniversary of the Date of Termination), determined using, where compensation is a relevant factor, his pensionable compensation at the Date of Termination (or, if greater, at the rate in effect on the date on which occurred an event giving rise to a termination for Good Reason), with such lump sum value being calculated using, where applicable, assumptions contained in the respective plans or, where such assumptions are not applicable, an interest rate of seven and one-quarter percent (7.25%) per annum; and

                                    (II) the present value of the retirement
                           benefits that are payable or available to the Employee under all Qualified Plans and Nonqualified Plans maintained by the Company or an affiliated company based on the age and service the Employee has attained or completed as of the

                           Employee's Date of Termination determined using, where compensation is a relevant factor, his pensionable compensation at the Date of Termination (or, if greater, at the rate in effect on the date on which occurred an event giving rise to a termination for Good Reason), with such present value being calculated using, where applicable, assumptions contained in the respective plans or, where such assumptions are not applicable, an interest rate of seven and one-quarter percent (7.25%) per annum.

                           For purposes of calculating the retirement benefits
                  which would have become payable under such plans, there shall be taken into consideration both the additional benefits attributable to the additional service provided for herein and the benefits which would have vested under such plans as a result of such service, but which were otherwise forfeited. If the Date of Termination occurs within the Change of Control Period, such amount shall be paid in a lump sum within thirty
                  (30) days following the Date of Termination. If the Date of Termination occurs within a period not constituting a Change of Control Period, such amount shall be paid under the same terms and at the same time as if paid under the Qualified Plan or Nonqualified Plan to which the additional benefit relates.

         Notwithstanding the foregoing, in the event that the Date of Termination occurs within the Change of Control Period, and the Employee subsequently violates any of the covenants contained in
         Section 12 hereof, the Employee shall return to the Company a pro rata portion (based on the period of time elapsed from the Date of Termination as compared to the period during which the Employee was required to be subject to such covenants following the Date of Termination) of any payments made under Section 7(c)(3) or (7) which, together with all other Covered Payments (as defined in Section 8(a) hereof, exceed 299% of the Employee's "base amount" as defined in
         Section 280G(b)(3) of the Internal Revenue Code and which constitute "parachute payments" within the meaning of Section 280G(b)(2)(A), as determined by the Accountants (as defined in Section 8 hereof).

                  (d) Termination by Employee Other Than for Good Reason, or Termination by Company for Cause. In the event that the Employee terminates his employment other than for Good Reason or the Company terminates his employment for Cause, the Employee shall not be entitled to any compensation except as set forth below:

                           (1) Any Base Salary that is accrued but unpaid, any
                  vacation that is accrued but unused, and any business expenses that are properly reimbursable in accordance with Company policies then in effect, but which are unreimbursed -- all, as of the Date of Termination.

                           (2) Any other rights and benefits (if any) provided
                  under plans and programs of the Company (excluding any bonus program), determined in accordance with the applicable terms and provisions of such plans and programs.

                  (e) No Duty to Mitigate Damages. After any Date of Termination, the Employee shall have no obligation to seek other employment and shall have the right to be otherwise employed and any compensation of any type whatsoever earned in connection with such other employment by the Employee shall not reduce or otherwise by setoff against any amount due to the Employee hereunder.

                  (f) Release of Employment Claims. As a condition to the receipt of payments described Section 7(c) or 7(d), other than Accrued Obligations, the Employee agrees to execute a general release in favor of the Company, any and all of its affiliates, its employees, agents and all others acting on behalf of the Company, and its successors and assigns of all claims arising out of or in connection with the Employee's employment with the Company and the termination of such employment, in such form and containing such provisions as the Company may reasonably request, provided, however, that such release shall not include or be construed to include a release of any obligation of the Company arising under this Agreement or any obligation under the express terms of any "employee benefit plan" as defined in Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended.

         8.8.8. Certain Further Payments by the Company.

                  (a) Tax Reimbursement Payment. In the event that any amount or benefit paid or distributed to the Employee by the Company or any company controlling, controlled by or under common control with the Company (an "Affiliated Company"), whether pursuant to this Agreement or otherwise (collectively, the "Covered Payments"), is or becomes subject to the tax (the "Excise Tax") imposed under Section 4999 of the Internal Revenue Code or any similar tax that may hereafter be imposed, the Company shall pay to the Employee at the time specified in Section 8(e) below, the Tax Reimbursement Payment (as defined below). The Tax Reimbursement Payment is defined as an amount, which when added to the Covered Payments and reduced by any Excise Tax on the Covered Payments and any federal, state and local income tax and Excise Tax on the Tax Reimbursement Payment provided for by this Agreement (but without reduction for any federal, state or local income or employment tax on such Covered Payments), shall be equal to the sum of (i) the amount of the Covered Payments, and (ii) an amount equal to the product of any deductions disallowed for federal, state or local income tax purposes because of the inclusion of the Tax Reimbursement Payment in the Employee's adjusted gross income and the highest applicable marginal rate of federal, state or local income taxation, respectively, for the calendar year in which the Tax Reimbursement Payment is to be made. In lieu of paying the amount of the Tax Reimbursement Payment to the Employee, the Company may pay such amount to the applicable taxing authorities on the Employee's behalf and provide evidence of such payment to the Employee of such payment on or before the time that the Tax Reimbursement Payment would otherwise be payable to the Employee pursuant to Section 8(e) hereof.

                  (b) Determining Excise Tax. For purposes of determining whether any of the Covered Payments will be subject to the Excise Tax and the amount of such Excise Tax,

                           (1) such Covered Payments will be treated as
                  "parachute payments" within the meaning of Section 280G of the Code, and all "parachute payments" in excess of the "base amount" (as defined under Section 280G(b)(3) of the Code) shall be treated as subject to the Excise Tax, unless, and except to the extent that, in the opinion of the Company's independent certified public accountants, which, in the case of Covered Payments made after the Change of Control, shall be the Company's independent certified public accountants appointed prior to the Change of Control, or tax counsel selected by such accountants (the "Accountants"), such Covered Payments (in whole or in part) either do not constitute "parachute payments" or represent reasonable compensation for services actually rendered (within the meaning of Section 280G(b)(4) of the Internal Revenue Code) in excess of the "base amount," or such "parachute payments" are otherwise not subject to such Excise Tax, and

                           (2) the value of any non-cash benefits or any
                  deferred payment or benefit shall be determined by the Accountants in accordance with the principles of Section 280G of the Internal Revenue Code.

                  (c) Applicable Tax Rates and Deductions. For purposes of determining the amount of the Tax Reimbursement Payment, the Employee shall be deemed:

                           (1) to pay federal income taxes at the highest
                  applicable marginal rate of federal income taxation for the calendar year in which the Tax Reimbursement Payment is to be made,

                           (2) to pay any applicable state and local income
                  taxes at the highest applicable marginal rate of taxation for the calendar year in which the Tax Reimbursement Payment is to be made, net of the maximum reduction in federal income taxes which could be obtained from the deduction of such state or local taxes if paid in such year (determined without regard to limitations on deductions based upon the amount of the Employee's adjusted gross income), and

                           (3) to have otherwise allowable deductions for
                  federal, state and local income tax purposes at least equal to those disallowed because of the inclusion of the Tax Reimbursement Payment in the Employee's adjusted gross income.

                  (d) Subsequent Events. In the event that the Excise Tax is subsequently determined by the Accountants to be less than the amount taken into account hereunder in calculating the Tax Reimbursement Payment made, the Employee shall repay to the Company, at the time that the amount of such reduction in the Excise Tax is finally determined, the portion of such prior Tax Reimbursement Payment that has been paid to the Employee or to federal, state or local tax authorities on the Executive's behalf and that would not have been paid if such Excise Tax had been applied in initially calculating such Tax Reimbursement Payment, plus interest on the amount of such repayment for the period from the date the prior Tax Reimbursement Payment was received by the Employee to the date of such repayment, at the rate provided in Section 1274(b)(2)(B) of the Internal Revenue Code. Notwithstanding the foregoing, in the event any portion of the Tax Reimbursement Payment to be refunded to the Company has been paid to any federal, state or local tax authority, repayment thereof shall not be required until actual refund or credit of such portion has been made to the Employee, and interest payable to the Company shall not exceed interest received or credited to the Employee by such tax authority for the period it held such portion. The Employee and the Company shall mutually agree upon the course of action to be pursued (and the method of allocating the expenses thereof) if the Employee's good faith claim for refund or credit is denied.

                  In the event that the Excise Tax is later determined by the Accountants to exceed the amount taken into account hereunder at the time the Tax Reimbursement Payment is made (including, but not limited to, by reason of any payment the existence or amount of which cannot be determined at the time of the Tax Reimbursement Payment), the Company shall make an additional Tax Reimbursement Payment in respect of such excess (which Tax Reimbursement Payment shall include any interest or penalty payable with respect to such excess) at the time that the amount of such excess is finally determined.

                  (e) Date of Payment. The portion of the Tax Reimbursement Payment attributable to a Covered Payment shall be paid to the Employee within ten (10) business days following the payment of the Covered Payment. If the amount of such Tax Reimbursement Payment (or portion thereof) cannot be finally determined on or before the date on which payment is due, the Company shall either pay to the Employee an amount estimated in good faith by the Accountants to be the minimum amount of such Tax Reimbursement Payment and shall pay the remainder of such Tax Reimbursement Payment (which Tax Reimbursement Payment shall include interest at the rate provided in Section 1274(b)(2)(B) of the Code) as soon as the amount thereof can be determined, but in no event later than forty-five (45) calendar days after payment of the related Covered Payment. In the event that the amount of the estimated Tax Reimbursement Payment exceeds the amount subsequently determined to have been due, such excess shall be repaid or refunded pursuant to the provisions of Section 8(d) above.

         9. Nonexclusivity of Rights. Nothing in this Agreement shall prevent or limit the Employee's continuing of future participation in any incentive, fringe benefit, deferred compensation, or other plan or program provided by the Company and for which the Employee may qualify, nor shall anything herein limit or otherwise affect such rights as the Employee may have under any other agreements with the Company; provided, however, that the Employee shall not be eligible for participation in the Company-sponsored severance plan, hereby waives participation in such plan and acknowledges that the provisions of this Agreement regarding severance payments shall exclusively govern the Company's obligations regarding the payment of severance to the Employee. Amounts that are vested benefits or that the Employee is otherwise entitled to receive under any plan or program of the Company at or after the Date of Termination, shall be payable in accordance with such plan or program.

         10. Developments. Employee shall disclose fully, promptly and in writing to the Company any and all inventions, discoveries, improvements, modifications and other intellectual property rights, whether patentable or not which Employee has conceived, made or developed, solely or jointly with others, while employed by the Company and which (i) relate to the business, work or activities of the Company or (ii) result from or are suggested by the carrying out of Employee's duties hereunder or from or by any information that Employee may receive while employed by the Company. Employee hereby assigns, transfers and conveys to the

Company all of Employee's rights, title and interest in and to any and all such inventions, discoveries, improvements, modifications and other intellectual property rights and agrees to take all such actions as may be requested by the Company at any time and, with respect to any such invention, discovery, improvement, modification or other intellectual property rights, to confirm or evidence such assignment, transfer and conveyance. Furthermore, at any time and from time to time, upon the request of the Company, Employee shall execute and deliver to the Company any and all instruments, documents and papers, give evidence and do any and all other acts that, in the opinion of counsel for the Company, are or may be necessary or desirable to document such assignment, transfer and conveyance or to enable the Company to file and prosecute applications for and to acquire, maintain and enforce any and all patents, trademark registrations or copyrights under United States or foreign law with respect to any such inventions, discoveries, improvements, modifications or other intellectual property rights or to obtain any extension, validation, reissue, continuance or renewal of any such patent, trademark or copyright. The Company shall be responsible for the preparation of any such instruments, documents and papers and for the prosecution of any such proceedings and shall reimburse Employee for all reasonable expenses incurred by Employee incurred in connection with compliance with the provisions of this Section 10.

         .         Confidential Information.

                  (a) Employee acknowledges that, by reason of Employee's employment by the Company, Employee will have access to confidential information of the Company and its subsidiaries and affiliates, including, without limitation, information and knowledge pertaining to products, inventions, discoveries, improvements, innovations, designs, ideas, trade secrets, proprietary information, manufacturing, packaging, advertising, distribution and sales methods, sales and profit figures, customer and client lists and relationships between such entities and dealers, distributors, sales representatives, wholesalers, customers, clients, suppliers and others who have business dealings with them ("Confidential Information"). Employee acknowledges that such Confidential Information is a valuable and unique asset of such entities and covenants that both during and after the Term, Employee will not disclose any Confidential Information to any person (except as Employee's duties as an executive of the Company may require) without the prior written authorization of the Board of Directors or the Company's chief executive officer. The obligation of confidentiality imposed by this Section 11 shall not apply to information that becomes generally known to the public through no act of Employee in breach of this Agreement.

                  (b) Employee acknowledges that all documents, files and other materials received from the Company during the Term (with the exception of documents relating to Employee's compensation or benefits to which Employee is entitled following the Term) are for use of Employee solely in discharging Employee's duties and responsibility hereunder and that Employee has no claim or right to the continued use or possession of such documents, files or other materials following termination of Employee's employment by the Company. Employee agrees that, upon termination of employment, Employee will not retain any such documents, files or other materials and will promptly return to the Company any documents, files, or other materials in Employee's possession or custody.


         12. Non-Competition. During the Term and without regard to its termination for any reason, whether voluntary or involuntary, and for a period of two (2) years after termination of employment with Company for any reason, Employee shall not unless acting pursuant hereto or with the prior written consent of the Board of Directors:

                  (a) directly or indirectly own, manage, operate, finance, join, control or participate in the ownership, management, operation, financing or control of, or be connected as an officer, director, employee, partner, principal, agent, representative, consultant or otherwise with, or use or permit Employee's name to be used in connection with any Competing Business (defined below) or any entity which would require by necessity use of Confidential Information; provided, however, that notwithstanding the foregoing, this provision shall not be construed to prohibit the passive ownership by Employee of not more than 1% of the capital stock of any corporation which is engaged in any of the foregoing businesses having a class of securities registered pursuant to the Securities Exchange Act of 1934;

                  (b) solicit or divert to any Competing Business any individual or entity which is a customer of the Company or its subsidiaries or affiliates, or was such a customer at any time during the preceding twelve (12) months from the date of Employee's employment termination; or

                  (c) employ, attempt to employ, solicit or assist any Competing Business in employing any current employee of the Company or its subsidiaries or affiliates or any individual who was employed by the Company or its subsidiaries or affiliates within the preceding twelve
         (12) month period from Employee's employment termination.

         The term "Competing Business" shall mean any business or enterprise engaged in the business of manufacturing and sale of water treatment and process chemicals or services or in any other business engaged in by the Company or its subsidiaries or affiliates within (i) any state of the United States or the District of Columbia or (ii) any foreign country in which the Company has engaged in any such business within the prior year or, during the Term, or has undertaken preparation to engage.

         In the event that the provisions of Section 11 or 12 should ever be adjudicated to exceed the time, geographic, product or other limitations permitted by applicable law in any jurisdiction, then such provisions shall be deemed reformed in such jurisdiction to the maximum time, geographic, product or other limitations permitted by applicable law.

         13. Equitable and Other Relief. The Employee acknowledges that the restrictions contained in Sections 10, 11 and 12 hereof are, in view of the nature of the business of the Company, reasonable and necessary to protect the legitimate interests of the Company and that any violation of any provision of those Sections will result in irreparable injury to the Company. The Employee also acknowledges that in the event of any such violation, the Company shall be entitled to preliminary and permanent injunctive relief, without the necessity of proving actual damages, and to an equitable accounting of all earnings, profits and other benefits arising from any such violation, which rights shall be cumulative and in addition to any other rights or remedies to which the Company may be entitled. The Employee agrees that in the event of any such violation, or any other matter arising out of or relating to this Agreement, an action may be removed to or commenced by the Company for any such preliminary and permanent injunctive relief and other equitable relief or any other cause of action in any federal or state court of competent jurisdiction in the state of Pennsylvania. The Employee hereby waives, to the fullest extent permitted by law, any objection that Employee may now or hereafter have to such jurisdiction or to the laying of the venue of any such suit, action or proceeding brought in such a court and any claim that such suit, action or proceeding has been brought in or removed to an inconvenient forum. The Employee agrees that effective service of process may be made upon Employee by mail under the notice provisions contained in Section 14 hereof. In the event the Company files suit against Employee to enforce any provision of Sections 10, 11 or 12, or in the event the Company files suit against the Employee or is otherwise involved in litigation or arbitration concerning the Agreement or the employment relationship of the parties, and a court of competent jurisdiction or the arbitrator, as applicable, finds in favor of the Company on any such matter, Employee shall reimburse the Company its reasonable costs and attorneys' fees incurred in connection with such suit or arbitration.

         14. Notices. Any notice given to either party to this Agreement shall be in writing, and shall be deemed to have been given when delivered personally or sent by certified mail, postage prepaid, return receipt requested, duly addressed to the party concerned, at the address indicated below or to such changed address as such party may subsequently give notice of:

                  If to the Company:

                                BetzDearborn Inc.
                                4636 Somerton Road
                                Trevose, Pennsylvania 19053
                                Attn:  General Counsel


                  If to the Employee:

         15. Indemnification. To the extent provided under the Company's Articles of Incorporation or Bylaws, the Employee shall be indemnified by the Company to the maximum extent permitted under applicable law. The provisions of this Section 15 shall survive the Date of Termination with respect to acts or omissions occurring prior to such date.

         16. Taxes. Anything in this Agreement to the contrary notwithstanding, all payments required to be made hereunder by the Company to the Employee shall be subject to withholding of such amounts relating to taxes as the Company may reasonably determine that it should withhold pursuant to any applicable law or regulations. In lieu of withholding such amounts, in whole or in part, however, the Company may, in its sole discretion, accept other provision for payment of taxes, provided that it is satisfied that all requirements of the law affecting its responsibilities to withhold such taxes have been satisfied.

         17. Enforcement of Rights. With respect to any Termination of Employment of the Employee occurring during the Change of Control Period, all legal fees and expenses and court and arbitration expenses, incurred by the Employee in connection with seeking to obtain or enforce any right or benefit provided for in this Agreement shall be paid by the Company, to the extent permitted by law, provided that the Employee is successful in whole or in part as to such claims as the result of litigation, arbitration, or settlement.

         18. Further Assistance. For a period of two (2) years following the Employee's Date of Termination, the Employee shall be available, upon reasonable notice, to provide assistance and information to the Company on all matters that relate to work for which the Employee had responsibility or to which the Employee devoted attention during employment; provided that the such assistance does not materially interfere with other the Employee's other employment obligations and duties, and the Company agrees to pay the Employee for any reasonable out-of-pocket expenses incurred by the Employee in connection with such assistance.

         19. Governing Law/Captions. This Agreement shall be construed in accordance with, and pursuant to, the laws of the State of Pennsylvania without giving effect to conflict of law provisions. The captions of this Agreement shall not be part of the provisions hereof, and shall have no force or effect.

         20. Contents of Agreement, Amendment and Assignment. This Agreement sets forth the entire understanding between the parties hereto with respect to the subject matter hereof, supersedes any prior employment agreement between the parties and shall not be changed, modified or terminated except upon written amendment executed by the Company and the

Employee. All of the terms and provisions of this Agreement shall be binding upon and inure to the benefit of and be enforceable by the successors and assigns of the parties hereto, except that the duties and responsibilities of the Employee hereunder are of a personal nature and shall not be assignable or delegable in whole or in part by the Employee. This Agreement is assignable by the Company, including without limitation to any entity, including a purchaser of all or part of the Company's or a succeeding employer's business, and shall apply with equal effect if, during the Term of this Agreement, the Employee shall become employed by or work for any one or more of the subsidiaries or affiliates of the Company. In the event that the Company, which term includes any succeeding employer hereunder, shall sell substantially all of its operating assets of the division or unit in which the Employee in engaged to a third party which agrees in writing to assume all of the Company's obligations hereunder, then the Company shall, upon the closing of any such transaction, have no further duties or obligations hereunder.

         21. Severability. If any provision of this Agreement or application thereof to anyone or under any circumstances is adjudicated to be invalid or unenforceable in any jurisdiction, such invalidity or unenforceability shall not affect any other provision or application of this Agreement which can be given effect without the invalid or unenforceable provision or application and shall not invalidate or render unenforceable such provision or application in any other jurisdiction; PROVIDED, HOWEVER, that with respect to any Termination of Employment of the Employee during a period not constituting a Change of Control Period, if the Company, in its reasonable discretion, determines that such invalid or unenforceable provision goes to the essence of this Agreement so that its invalidity relieves one party from the obligation of rendering substantial performance hereunder, then the provisions of this Section 21 shall not be effective and such invalid or unenforceable provision shall not be severable from the remainder of this Agreement.

         22. Survival. Notwithstanding the termination of the Term by reason of a Date of Termination, the obligations of the Employee under Sections 10, 11, 12 or 18 hereof shall survive and remain in full force and effect for the periods therein provided, and the provisions for equitable relief against the Employee in Section 13 hereof shall continue in force. Additionally, the expiration of the Term by reason of a Date of Termination shall not relieve the Company of its obligations under Sections 7, 8, 15 or 17 hereof.

         23. Remedies Cumulative; No Waiver. No remedy conferred upon the Company by this Agreement is intended to be exclusive of any other remedy, and each and every such remedy shall be cumulative and shall be in addition to any other remedy given hereunder or now or hereafter existing at law or in equity. No delay or omission by the Company in exercising any right, remedy or power hereunder or existing at law or in equity shall be construed as a waiver thereof, and any such right, remedy or power may be exercised by the Company form time to time and as often as may be deemed expedient or necessary by the Company in its sole discretion.

         24. Arbitration. In the event of any dispute or claim relating to or arising out of this Agreement or the employment relationship between the parties or the termination of such relationship, such dispute shall be fully, finally and exclusively resolved by a panel of three neutral arbitrators to be mutually agreed upon by the parties. Such arbitration will be decided under the employment dispute resolution rules of the American Arbitration Association and will be held in Philadelphia, Pennsylvania. If the parties cannot agree upon such arbitrators within twenty (20) days after submission of a party's request for arbitration in writing, the arbitrators will be selected in accordance with the procedures of the American Arbitration Association. Any such arbitration proceedings must be instituted within the first to occur of (a) six months after knowledge that the claimed wrong or breach occurred, or (b) one year after the claimed wrong or breach occurred. The parties agree that the existence, content and result of any arbitration proceeding shall be confidential, except to the extent that the Company determines it is required to disclose such matters in accordance with applicable laws. Nothing in this Section precludes the Company from seeking the relief set forth under Section 13 of the Agreement in any other forum.

         25. Gender. As used herein, masculine pronouns shall include the feminine, as the context requires.

         IN WITNESS WHEREOF, the parties have executed this Agreement on the date first above written.

                                     BETZDEARBORN INC.


                                     By:_______________________________________

                                     Title:____________________________________
ATTEST:

-----------------------------

Title: ______________________

         [CORPORATE SEAL]
                                     EMPLOYEE:


                                     __________________________________________